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Exhibit 5.1

January 27, 2014

Rocket Fuel Inc.
350 Marine Parkway
Redwood City, CA 94065

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (Registration No. 333-193492), as amended (the "Registration Statement"), filed by Rocket Fuel Inc. (the "Company") with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 5,750,000 shares of the Company's common stock, $0.001 par value per share (the "Shares"), of which 2,000,000 shares will be issued and sold by the Company, 3,000,000 shares will be sold by certain selling stockholders (the "Secondary Selling Stockholders") and up to 750,000 shares will be sold by certain selling stockholders (the "Option Selling Stockholders" and, together with the Secondary Selling Stockholders, the "Selling Stockholders") upon exercise of an option to purchase additional shares granted by the Option Selling Stockholders to the underwriters. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company, the Selling Stockholders and the underwriters (the "Underwriting Agreement").

We are acting as counsel for the Company in connection with the sale of the Shares by the Company and the Selling Stockholders. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion, that (i) the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable, and (ii) the Shares to be sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid and nonassessable; provided, however, with respect to the 222,748 Shares to be sold by certain Selling Stockholders that will be issued upon the exercise of vested options prior to such sale, such shares will be validly issued, fully-paid and nonassessable upon the exercise and payment in compliance with the terms of the options pursuant to which such shares are to be issued prior to the completion of this offering.

Rocket Fuel Inc.
January 27, 2014

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption "Legal Matters" in the prospectus forming part of the Registration Statement.

Very truly yours,
WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, P.C.

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  Exhibit 5.1